EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Interactive Intelligence Group, Inc. on Form S-8 (No. 333-33772 ) of our report dated June 28, 2012, of our audit on the financial statements of Interactive Intelligence Group, Inc. 401(k) Savings Plan for the year ended December 31, 2011 and 2010, which report is included in its Annual Report on Form 11-K.

/s/BKD, LLP

Indianapolis, Indiana
June 28 , 2012